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                                                                   EXHIBIT 10.1


                       RETIREMENT AND CONSULTING AGREEMENT

         THIS RETIREMENT AND CONSULTING AGREEMENT (the "Agreement") is entered into as of August 21, 2002, by and between W. Thomas Mitchell ("Executive") and Genencor International, Inc., a Delaware Corporation (the "Company").

         WHEREAS, Executive has served for many years as the Chief Executive Officer and Chairman of the Board of Directors (the "Board ") of the Company;

         WHEREAS, the Company and Executive entered into an Employment Agreement dated June 21, 1995 (the "Original Employment Agreement"), attached to this Agreement as Exhibit A;

         WHEREAS, Executive would like to resign as Chief Executive Officer and President of the Company, effective the date a successor to that position is appointed by the Board;

         WHEREAS, Executive desires to retire from active employment with the Company effective on January 1, 2003; and

         WHEREAS, Executive has agreed to provide advice and assistance to the Company as requested on a consulting basis through December 31, 2003.

         THEREFORE, in consideration of the mutual covenants and agreements described below, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Executive and the Company agree as follows:

      I. EMPLOYMENT AND RETIREMENT

         1. EFFECTIVE DATE. Sections 2, 3, 4, 5 and 6 of this Agreement shall be effective as of the Resignation Date, as defined below. All other provisions of this Agreement shall be effective as of the Retirement Date, as defined below. Prior to the Retirement Date, the Company and Executive shall continue to be bound by the terms of the Original Employment Agreement, except to the extent that the terms of the Original Employment Agreement conflict with Sections 2, 3, 4, 5 and 6 herein, in which case the terms of Sections 2, 3, 4, 5 and 6 shall thereby govern. Executive and the Company hereby agree that upon the Retirement Date, the Original Employment Agreement shall be superseded in its entirety by this Agreement.

         2. RESIGNATION AND RETIREMENT. Executive hereby confirms his previously announced intention to resign as Chief Executive Officer and President of the Company as of the date a successor Chief Executive Officer and President of the Company is appointed by the Company's Board (the "Resignation Date"). Further, Executive hereby retires from active employment with the Company effective as of January 1, 2003 (the "Retirement Date"). The Company hereby accepts Executive's retirement from active employment, effective as of the Retirement Date. Executive shall remain Chairman of the Board following the Resignation Date. The Board may request at any time that Executive resign as Chairman from the Board, at which time Executive will promptly resign upon receipt of written notice of such request.

         3. BASE SALARY. Executive will continue to be paid a base salary of $555,000 per annum, payable in accordance with the customary payroll practices of the Company, through the Retirement Date.

         4. TARGET BONUS. Executive will continue to participate in the Company's Variable Pay Plan through the remainder of the Company's fiscal year 2002, and shall receive any bonus to which he is

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entitled under that Variable Pay Plan. Executive will not participate in the
Variable Pay Plan, or any other Company bonus plan, after January 1, 2003.

         5. BENEFITS. Through the Retirement Date, Executive will be entitled to participate fully in all of the Company's benefit plans generally available to any of its senior executive employees. Following the Retirement Date, Executive's benefits will terminate.

         6. TERMINATION UNDER THE ORIGINAL EMPLOYMENT AGREEMENT. During the period between the Resignation Date and the Retirement Date, if Executive is terminated without cause by the Company (as described in Section 8 of the Original Employment Agreement), or if Executive dies or becomes permanently disabled such that he is unable to carry out his duties to the Company, the Company shall be obligated to pay Executive (or his spouse in the event of Executive's death) the compensation due to him pursuant to this Agreement as if Executive's employment terminated on the Retirement Date. If Executive resigns his employment for any reason or is terminated for cause (as described in Section 7 of the Original Employment Agreement), Executive will solely be entitled to the compensation and benefits provided in Section 7 of the Original Employment Agreement.

         7. RESTRICTED STOCK PURCHASE AGREEMENT; PROMISSORY NOTE. As a result of the actions taken by the Board at their regular meetings on August 21 and 22, 2002, Executive's obligations under that certain Restricted Stock Purchase Agreement and related Promissory Note, both dated April 28, 2000, have been fully satisfied. The Company will record cancellation of such Promissory Note in due course and provide evidence thereof to Executive. In addition, the Board provided Executive with stock option grants as indicated in the Stock Option Grant Notice dated August 21st, 2002, and the Executive hereby accepts the terms of such grant.

         8. EXECUTIVE BENEFITS. In addition to any benefits payable to Executive or his spouse, after the Retirement Date, pursuant to the terms of the Company's benefit plans set forth in Section 5 hereof, Executive, or his spouse in the event of Executive's death, EXCEPTING that Executive's spouse shall under no circumstances be entitled to any benefits under (8)(c)(iii) and (8)(c)(iv) below, shall receive the following benefits from the Company, CONTINGENT on Executive remaining employed with the Company through the Retirement Date, as provided below.

         (a) HOUSING LOAN: Executive has executed, and will continue to be bound by the terms and provisions of a Promissory Note with the Company, in the amount of $750,000, dated July 27, 1999 (as amended, the "Original Note"), attached to this Agreement as Exhibit B.

         (b) ADDITIONAL BENEFITS. The Company will provide Executive with the following additional post-retirement benefits.

                  (i) Following the Retirement Date, Executive will be allowed to continue his medical coverage under COBRA. The Company will pay the cost of that coverage through, but not after, December 31, 2003.

                  (ii) The Company will pay for Executive to receive reasonable tax preparation and financial planning services from PricewaterhouseCoopers, LLP, or an equivalent firm, for calendar years 2003, 2004 and 2005.

                  (iii) The Company will continue to pay for Executive's annual executive check-up and health counseling for calendar years 2003, 2004 and 2005.

                  (iv) The Company will provide Executive with one set of Company computers and accompanying office equipment (an "Office Set"), the value of which Office Set is estimated to be $1,500.

         (c) HOUSING ASSISTANCE. The Company will provide Executive with the following benefits with respect to his Palo Alto, California residence (the "Residence").

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                  (i) In recognition of Executive's valuable and essential
assistance in the orderly transition to a new Chief Executive Officer, the Company will provide housing supplement payments, in the amount of $2,586.00 per company pay period, to defray the cost of Executive's mortgage on the Residence, until the earlier of: (i) the date Executive sells the Residence; or (ii) the later of (a) June 30, 2003 or (b) the date Executive resigns as Chairman of the Board, or is asked to resign as Chairman pursuant to Section 2 of this Agreement.

                  (ii) Provided that Executive satisfies the terms of this Agreement, the Company hereby guarantees until June 30, 2003, the sale of Executive's Residence for $2,000,000, plus customary closing costs, (the "Guaranteed Amount") and will pay to Executive (upon closing of the sale transaction), if applicable, a bonus in an amount equal to (a) the difference between the Guaranteed Amount and the actual sales price, plus customary closing costs, if less than the Guaranteed Amount, plus (b) an amount necessary to reimburse Executive for any taxes due on any payment made to Executive pursuant to this Section 8(c)(ii).


      II. CONSULTING RELATIONSHIP

         9. CONSULTING SERVICES. In recognition of the significant value to the Company of the availability of a person of Executive's experience, the Company hereby engages Executive as a consultant for the period beginning January 2, 2003 through December 31, 2003 (the "Consulting Period"), and Executive hereby commits to serve the Company as a consultant during the Consulting Period. Executive will serve as non-employee Chairman of the Board, and if Executive resigns as Chairman, or is asked to resign pursuant to Section 2 of this Agreement, Executive will hold the title of Consultant Advisor until the end of the Consulting Period. During the Consulting Period, Executive will consult with management of the Company as requested from time to time. During the Consulting Period, Executive will make himself available for at least twenty (20) hours each month, to assist the Company in the manner provided in this Section. During the Consulting Period, Executive will be free to pursue and accept any employment or consulting arrangement with any other entity, so long as that entity is not a Competitor, as defined in Section 13 of this Agreement, and provided that such employment or consulting arrangement does not interfere with Executive's duties under this Agreement.

         10. COMPENSATION. Executive will be paid a fee of $100,000 for the Consulting Period. Such fee will be paid by check either in lump sum, or regular monthly or quarterly periodic payments as determined by the Company within a reasonable time following the Retirement Date.

         11. TERMINATION. The Company may terminate the consulting relationship with Executive for Cause during the Consulting Period, by providing Executive with written notice of such termination. For the sole purpose of this subsection, the term "Cause" will be defined as (i)Executive's failure or refusal to reasonably perform his consulting duties in accordance with this Agreement, after having received written notice from the Board of such failure or refusal and at least thirty (30) days to cure such failure or refusal ,or
(ii) conduct which would constitute insubordination if the Executive were an employee of the Company, after having received written notice from the Board of such insubordination and at least thirty (30) days to cure such insubordination.

    III. GENERAL PROVISIONS

         12. INDEMNITY. The Company will indemnify and provide a defense to Executive to the full extent permitted by law and its bylaws with respect to any claims arising out of the performance of his duties as an employee, director or officer of the Company, consistent with the indemnity and defense provided to other officers and directors of the Company.

         13. NON-COMPETITION. Executive shall not, directly or indirectly, engage, without the prior written consent of the Company, in any business or activity in direct or indirect competition with the Company, whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the

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foregoing), or render any services or provide any advice to any business, activity or person in direct or indirect competition (or seeking to compete, directly or indirectly) with the Company (a "Competitor"), until the LATER of
(a) the date Executive ceases to serve on the Board, OR (b) the date that the Consulting relationship between Executive and the Company terminates.

     Notwithstanding the foregoing, Executive may own, directly or indirectly, up to one percent (1%) of any class of securities of any company that is listed on a national securities exchange or whose securities are traded in a national over-the-counter market.

         14. NON-SOLICITATION. During the period commencing on the effective date of this Agreement and continuing through December 31, 2003, Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Executive's own behalf or on behalf of any other person or entity) the employment or retaining of any employee or consultant of the Company or any of the Company's affiliates.

         15. MUTUAL RELEASE. In exchange for the consideration provided to Executive and the Company under this Agreement that Executive and the Company would otherwise not be entitled to, Executive and the Company expressly waive and release (EXCEPTING any claims the Company may have against Executive in connection with a breach by Executive of the Non-Competition Agreement or the Invention Disclosure Agreement, as defined in Section 16 or for breach of this Agreement by either party)and promise never to assert any claims or causes of action, whether or not now known, against the other party or the other party's predecessors, successors, subsidiaries, officers, directors, agents, employees and assigns, with respect to any matter, arising at any time prior to and including the date of execution of this Agreement, including, but not limited to, any matter arising out of or connected with Executive's employment with the Company or the termination of that employment, or any claim in connection with any benefit or compensation allegedly owed or provided by the Company, including, without limitation, claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the California Labor Code, the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"), the New York State Human Rights Law, the New York City Administrative Code, and all other laws and regulations relating to employment.

         Executive expressly waives and releases any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor." Furthermore, both Executive and the Company agree and understand that if, hereafter, they discover facts different from or in addition to those which they now know or believe to be true, that the waivers and releases herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

         Nothing contained in this Agreement shall constitute or be treated as an admission by Executive or the Company of liability, of any wrongdoing, or of any violation of law.

         Executive understands and agrees that he is waiving any right to bring any claim of age discrimination, as well as any other claim against the Company. Executive further understands that he has up to twenty-one (21) days to review this Agreement, and to consult with an attorney of his choice. Executive has seven (7) days after signing the Agreement to revoke such Agreement, by providing written notice of revocation to the Company. If Executive wishes to revoke this Agreement during such time, he shall deliver a letter of revocation to Richard Ranieri, Senior Vice President, Human Resources. Because of this revocation period, Executive understands that the Agreement shall not become effective or enforceable until the eighth day after Executive has signed this Agreement.

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         16. MISCELLANEOUS PROVISIONS.

         (a) NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

         (b) MODIFICATIONS AND WAIVERS. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

         (c) TAXES. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

         (d) OTHER AGREEMENTS. Any additional restrictive covenants that are contained in any other agreement between Executive and the Company, including, but not limited to, certain covenants contained in the Employee Confidentiality, Non-Disclosure and Non-Competition Agreement, dated as of June 21, 1995 (the "Non-Competition Agreement") or the Invention Disclosure/Assignment Agreement, dated June 21, 1995 (the "Invention Disclosure Agreement"), the Original Note, any option agreement or restricted stock purchase agreement between Executive and the Company, or any indemnification agreement in existence on the Retirement Date shall survive the Retirement Date and be enforceable in accordance with their terms. Provided further, however, that Section 13 herein shall supersede the aforementioned June 21, 1995 Agreements with respect to non-competition covenants.

         (e) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (except provisions governing the choice of law).

         (f) DISPUTE RESOLUTION. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be promptly settled through negotiation, the parties agree first to try in good faith to settle the dispute by non-binding mediation administered by the American Arbitration Association under its Commercial Mediation Rules ("CMR") before resorting to litigation. Each party shall be solely responsible for the expenses it incurs in connection with any mediation (including attorneys' fees), except that the parties shall share equally the fees and expenses of the American Arbitration Association and the mediator. If the dispute is submitted to mediation, the parties agree that they shall have thirty (30) days to agree on a mediator duly qualified with respect to expertise in matters relating to employment or termination of or change in employment status and applicable law governing same and if they cannot agree as to the selection of such mediator, then the matter shall be resolved by litigation. If after the parties agree upon a mediator and fail to resolve the matter after diligent and good faith mediated negotiation for a period of sixty (60 days) then the matter shall be resolved by litigation.

         The only claims not covered by this agreement to mediate disputes are:
(i) claims for benefits under the unemployment insurance benefits; (ii) claims for workers' compensation benefits under any of the Company's workers' compensation insurance policy or fund; (iii) claims arising from or relating to the non-competition provisions of this agreement; and (iv) claims concerning the validity, infringement, ownership, or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property right, and any claim pursuant to or under any existing confidential/proprietary/trade secrets information and inventions agreement(s) such as the Invention Disclosure Agreement. With respect to such disputes, they shall not be subject to mediation; rather, they will be resolved pursuant to applicable law.

             Consistent with Section M-14 of the CMR, both parties agree that the mediation shall be terminated: (i) by the execution of a settlement agreement by the parties; (ii) by a written declaration of the mediator to the effect that further efforts at mediation are no longer worthwhile; or (iii) by a written declaration of a party or parties to the effect that mediation proceedings are terminated.

             Mediation will be conducted in Santa Clara County, California or, if Executive does not reside within 100 miles of Santa Clara County at the time the dispute arises, then the mediation may take place in the largest metropolitan area within 50 miles of Executive's place of residence when the dispute arises.

             (g) UNIQUE SERVICES. Executive agrees that the services he is providing to the Company are unique, and that the Company may suffer irreparable harm should Executive breach this Agreement, particularly in the case of a breach by Executive of Section 13 of this Agreement (Non-Competition). As a result, Executive agrees that the Company may seek and obtain injunctive relief as a remedy for any breach of this Agreement by him.

             (h) SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

             (i) NO ASSIGNMENT. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

             (j) HEADINGS. The headings of the sections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

             (k) PRIOR AGREEMENTS. Except as set forth herein, this Agreement shall supersede and render null and void any and all prior agreements, either oral or written, between Executive and the Company, and contains the entire agreement between Executive and the Company with respect to any matters referred to in this Agreement, including any severance to which Executive may be entitled, and supersedes any previous oral or written agreements.



                  [Reminder of page intentionally left blank.]


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                         GENENCOR INTERNATIONAL, INC.

                                         By: /s/ DR. NORBERT G. RIEDEL
                                         --------------------------------------
                                         Name:    Dr. Norbert G. Riedel
                                         Title:   Chair, Management Development
                                                  and Compensation



                                         GENENCOR INTERNATIONAL, INC.

                                         By: /s/ RICHARD J. RANIERI
                                         --------------------------------------
                                         Name:    Richard J. Ranieri
                                         Title:   Senior Vice President, Human
                                                  Resources





                                         W. THOMAS MITCHELL


                                         /s/  W. THOMAS MITCHELL
                                         --------------------------------------

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                                    EXHIBIT A


                          ORIGINAL EMPLOYMENT AGREEMENT








[INCORPORATED BY REFERENCE TO EXHIBIT 10.14 TO THE COMPANY'S ANNUAL STATEMENT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001]



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                                    EXHIBIT B


                                  ORIGINAL NOTE






[INCORPORATED BY REFERENCE TO EXHIBIT 10.13 TO THE COMPANY'S ANNUAL STATEMENT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001]